Exhibit 99.1

BeiGene Presents Clinical Data from Two Pivotal Trials of Tislelizumab at the 2021 ASCO Annual Meeting

Compared to chemotherapy, tislelizumab demonstrated a statistically significant and clinically meaningful improvement in overall survival in patients with previously treated, advanced or metastatic esophageal squamous carcinoma and a favorable safety profile

Tislelizumab also demonstrated a statistically significant and clinically meaningful improvement in overall response rate in patients with MSI-H or dMMR solid tumors and was generally well tolerated

CAMBRIDGE, Mass. and BEIJING, China, June 4, 2021 -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a global biotechnology company focused on developing and commercializing innovative medicines worldwide, today announced clinical data from two pivotal trials of its anti-PD-1 antibody tislelizumab at the 2021 American Society of Clinical Oncology Annual Meeting (ASCO 2021), including the Phase 3 RATIONALE 302 trial of tislelizumab compared to chemotherapy in previously treated patients with advanced or metastatic esophageal squamous carcinoma (ESCC) and the pivotal Phase 2 trial of tislelizumab in patients with previously treated, locally advanced unresectable or metastatic microsatellite instability-high (MSI-H) or mismatch-repair-deficient (dMMR) solid tumors. ASCO 2021 takes place virtually on June 4-8, 2021.

“We are delighted to share the promising results from two pivotal trials of tislelizumab at this year’s ASCO, RATIONALE 302 in ESCC and a pivotal Phase 2 trial in MSI-H or dMMR solid tumors, which we plan to discuss with health authorities,” commented Yong (Ben) Ben, M.D., Chief Medical Officer, Immuno-Oncology at BeiGene. “We and our collaborator Novartis are committed to advancing tislelizumab in a broad global clinical program both as a monotherapy and in combination with other cancer therapeutics. We hope that, with a growing body of clinical evidence, tislelizumab can become a meaningful immunotherapy that can potentially benefit more patients worldwide.”

Primary Results of RATIONALE 302 Trial of Tislelizumab vs. Chemotherapy in Previously Treated Advanced or Metastatic ESCC

Poster No. 4012

RATIONALE 302 is a randomized, open-label, multicenter global Phase 3 trial (NCT03430843) designed to evaluate the efficacy and safety of tislelizumab when compared to investigator’s choice chemotherapy as a second-line treatment for patients with advanced or metastatic ESCC. The primary endpoint is overall survival (OS) in the intent-to-treat (ITT) population; a key secondary endpoint is OS in patients with high PD-L1 expression (defined as visually-estimated combined positive score [vCPS] ≥10%); and other secondary endpoints include progression-free survival (PFS), objective response rate (ORR), duration of response (DoR), and safety. A total of 512 patients were enrolled in the trial in 11 countries or regions across Asia, Europe, and North America, randomized 1:1 to either the tislelizumab arm or the chemotherapy arm (investigator’s choice of paclitaxel, docetaxel, or irinotecan).

“Advanced or metastatic ESCC typically has a poor prognosis, with the five-year survival rate estimated at five percent. In the RATIONALE 302 trial, tislelizumab significantly prolonged survival for these patients with consistent survival benefit observed across pre-defined subgroups, including PD-L1 expression and patient race,” commented Lin Shen, M.D., Peking University Cancer Hospital and Institute and a principal investigator of the trial. “In addition, tislelizumab demonstrated a favorable safety profile compared to chemotherapy, with no new safety signals identified. We hope that this anti-PD-1 antibody can become a new treatment option for those with advanced or metastatic ESCC following prior systemic treatment.”

At the data cutoff on December 1, 2020, the median follow-up time in the tislelizumab arm and the chemotherapy arm was 8.5 months and 5.8 months, respectively.

Tislelizumab demonstrated a statistically significant and clinically meaningful improvement in OS, compared to chemotherapy, in both the ITT population (primary endpoint) and in patients with high PD-L1 expression (key secondary endpoint). Efficacy results included:

•In the ITT population, the median OS in the tislelizumab arm was 8.6 months (95% CI: 7.5, 10.4), compared to 6.3 months (95% CI: 5.3, 7.0) in the chemotherapy arm (p=0.0001; hazard ratio [HR]=0.70 [95% CI: 0.57, 0.85]). The OS rates at six months and 12 months were 62.3% and 37.4% in the tislelizumab arm, respectively, compared to 51.8% and 23.7% in the chemotherapy arm;

•In patients with high PD-L1 expression, the median OS in the tislelizumab arm was 10.3 months (95% CI: 8.5, 16.1), compared to 6.8 months (95% CI: 4.1, 8.3) in the chemotherapy arm (p=0.0006; HR=0.54 [95% CI: 0.36, 0.79]). The OS rates at six months and 12 months were 67.4% and 44.0% in the tislelizumab arm, respectively, compared to 50.8% and 27.0% in the chemotherapy arm;

•In the trial, the PFS curves for two arms separate late. The median PFS was 1.6 months (95% CI: 1.4, 2.7) in the tislelizumab arm, compared to 2.1 months (95% CI: 1.5, 2.7) in the chemotherapy arm (HR=0.83 [95% CI: 0.67, 1.01]). The PFS rates at six months and 12 months were 21.7% and 12.7% in the tislelizumab arm, compared to 14.9% and 1.9% in the chemotherapy arm;

•Tislelizumab was associated was a higher ORR of 20.3% (95% CI: 15.6, 25.8), compared to 9.8% (95% CI: 6.4, 14.1) on chemotherapy, and

•Tislelizumab demonstrated a more durable anti-tumor response, with a median DoR of 7.1 months (95% CI: 4.1, 11.3), compared to 4.0 months (95% CI: 2.1, 8.2) on chemotherapy.

Compared to chemotherapy, tislelizumab demonstrated a favorable safety profile with no new safety signals identified. Safety results included:

•244 patients (95.7%) experienced at least one treatment-emergent adverse event (TEAE) of any grade in the tislelizumab arm, compared to 236 patients (98.3%) in the chemotherapy arm;

•In the tislelizumab arm, 187 patients (73.3%) experienced at least one treatment-related adverse event (TRAE) of any grade, with the most common (≥10%) being aspartate aminotransferase (AST) increased (11.4%), anemia (11.0%), and hypothyroidism (10.2%);

•In the chemotherapy arm, 225 patients (93.8%) experienced at least one TRAE of any grade, with the most common (≥10%) being white blood cell count decreased (40.8%), neutrophil count decreased (39.2%), anemia (34.6%), decreased appetite (31.3%), diarrhea (27.5%), nausea (27.5%), vomiting (17.9%), alopecia (17.5%), malaise (14.6%), fatigue (13.8%), neutropenia (12.9%), leukopenia (12.5%), asthenia (11.7%), constipation (10.4%), and weight decreased (10.4%);

•Grade ≥3 TEAEs and TRAEs were reported in 118 patients (46.3%) and 48 patients (18.8%) in the tislelizumab arm, compared to 163 patients (67.9%) and 134 patients (55.8%) in the chemotherapy arm;

•Serious TEAEs and TRAEs were reported in 105 patients (41.2%) and 36 patients (14.1%) in the tislelizumab arm, compared to 105 patients (43.8%) and 47 patients (19.6%) in the chemotherapy arm;

•TEAEs or TRAEs leading to treatment discontinuation occurred in 49 patients (19.2%) and 17 patients (6.7%) in the tislelizumab arm, compared to 64 patients (26.7%) and 33 patients (13.8%) in the chemotherapy arm; and

•Death due to TEAEs or TRAEs occurred in 14 patients (5.5%) and five patients (2.0%) in the tislelizumab arm, compared to 14 patients (5.8%) and seven patients (2.9%) in the chemotherapy arm.

Results from Pivotal Phase 2 Trial in MSI-H or dMMR Solid Tumors

Poster No. 2569

This single-arm, open-label, multicenter pivotal Phase 2 trial (NCT03736889) was designed to evaluate the efficacy and safety of tislelizumab as a monotherapy in patients with previously treated, locally advanced unresectable or metastatic MSI-H or dMMR solid tumors, with an enrollment of 80 patients in China. The primary endpoint of this trial is ORR as assessed by independent review committee (IRC) per RECIST v1.1; secondary endpoints include time to response (TTR), DoR, disease control rate (DCR), and PFS as assessed by investigator and IRC, OS, and safety and tolerability.

“MSI-H and dMMR are found in many solid tumors, in particular cancers of the gastrointestinal tract, and existing literature supports a tissue-agnostic treatment approach with checkpoint inhibitors,” said Jian Li, M.D., Beijing Cancer Hospital and a principal investigator of the trial. “In this pivotal Phase 2 trial, we observed consistent responses across tumor types with tislelizumab and it was generally well tolerated. We will continue patient follow-up for longer term evaluation, and hope that tislelizumab could potentially become a new treatment option for patients with MSI-H/dMMR solid tumors.”

At the data cutoff on December 7, 2020, the median follow-up time was 11.78 months. Seventy-four patients were included in the primary efficacy analysis set, including 46 patients (62.2%) with colorectal cancer (CRC) and 28 patients with endometrial cancer, gastric or gastroesophageal junction (G/GEJ) cancer, and other tumor types.

Tislelizumab demonstrated a statistically significant and durable anti-tumor activity and showed consistent efficacy across tumor types, demonstrating the benefit of tissue-agnostic treatment. Efficacy results included:

•The ORR as assessed by IRC was 45.9% (95% CI: 34.3, 57.9; p<0.0001) in the primary efficacy analysis set, 39.1% (95% CI: 25.1, 54.6) in patients with CRC, 57.1% (95% CI: 37.2, 75.5) in patients with other tumor types;

•Four patients (5.4%) achieved a complete response (CR), including two (4.3%) with CRC, of which one was a patient with G/GEJ cancer and the other was a patient with endometrial cancer;

•Among the 34 patients (45.9%) who achieved a response, the median TTR was 10.5 weeks with no report of progressive disease; except for one patient who started new therapy, 33 of these patients still had an ongoing response with a DoR rate of 100% at 12 months, but the median DoR was not reached; and

•The median PFS and OS were not reached, and the PFS rate and OS rate at 12 months were 59.3% (95% CI: 46.2, 70.2) and 75.3% (95% CI: 62.6, 84.2), respectively, and consistent between patients with CRC and patients with other tumor types;

In the safety analysis set of all 80 patients, tislelizumab was generally well tolerated with no new safety signals identified. Safety results were consistent with expected manifestations of the disease and known effects of anti-PD-1 antibodies, including:

•80 patients (100%) experienced at least one TEAE of any grade; and 79 patients (98.8%) experienced at least one TRAE of any grade, with the most common (≥15%) being anemia (43.8%), alanine aminotransferase (ALT) increased (28.8%), blood bilirubin increased (25.0%), AST increased (23.8%), white blood cell count decreased (22.5%), hypothyroidism (18.8%), rash (18.8%), and neutrophil count decreased (15.0%);

•Grade ≥3 TEAEs and TRAEs were reported in 38 patients (47.5%) and 34 patients (42.5%), respectively;

•Serious TEAEs and TRAEs were reported in 27 patients (33.8%) and 21 patients (26.3%), respectively;

•Treatment discontinuation due to TEAEs and TRAEs each occurred in four patients (5.0%); and

•Death due to TEAEs and TRAEs occurred in five patients (6.3%) and three patients (3.8%), respectively.

To learn more about BeiGene’s research and development and activities around ASCO, please visit https://beigenevirtualexperience.com/.

About Tislelizumab

Tislelizumab (BGB-A317) is a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells. Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed internationally as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers.

The China National Medical Products Administration (NMPA) has granted tislelizumab approval in three indications, including full approval for first-line treatment of patients with advanced squamous non-small cell lung cancer (NSCLC) in combination with chemotherapy; and conditional approval for the treatment of patients with classical Hodgkin’s lymphoma (cHL) who received at least two prior therapies and for the treatment of patients with locally advanced or metastatic urothelial carcinoma (UC) with PD-L1 high expression whose disease progressed during or following platinum-containing chemotherapy or within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy. Full approval for these indications is contingent upon results from ongoing randomized, controlled confirmatory clinical trials.

In addition, three supplemental Biologics License Applications for tislelizumab have been accepted by the Center for Drug Evaluation (CDE) of the NMPA and are under review for first-line treatment of patients with advanced non-squamous NSCLC in combination with chemotherapy, for second- or third-line treatment of patients with locally advanced or metastatic NSCLC who progressed on prior platinum-based chemotherapy, and for patients with previously treated with at least one systemic therapy hepatocellular carcinoma.
BeiGene has initiated or completed 17 potentially registration-enabling clinical trials in China and globally, including 13 Phase 3 trials and four pivotal Phase 2 trials.

In January 2021, BeiGene and Novartis entered into a collaboration and license agreement granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

Tislelizumab is not approved for use outside of China.

About the Tislelizumab Clinical Program

Clinical trials of tislelizumab include:

•Phase 3 trial comparing tislelizumab with docetaxel in the second- or third-line setting in patients with NSCLC (NCT03358875);

•Phase 3 trial comparing tislelizumab to salvage chemotherapy in patients with relapsed or refractory classical Hodgkin Lymphoma (cHL; NCT04486391);

•Phase 3 trial in patients with locally advanced or metastatic urothelial carcinoma (NCT03967977);

•Phase 3 trial of tislelizumab in combination with chemotherapy versus chemotherapy as first-line treatment for patients with advanced squamous NSCLC (NCT03594747);

•Phase 3 trial of tislelizumab in combination with chemotherapy versus chemotherapy as first-line treatment for patients with advanced non-squamous NSCLC (NCT03663205);

•Phase 3 trial of tislelizumab in combination with platinum-based doublet chemotherapy as neoadjuvant treatment for patients with NSCLC (NCT04379635);

•Phase 3 trial of tislelizumab combined with platinum and etoposide versus placebo combined with platinum and etoposide in patients with extensive-stage small cell lung cancer (NCT04005716);

•Phase 3 trial comparing tislelizumab with sorafenib as first-line treatment for patients with hepatocellular carcinoma (HCC; NCT03412773);

•Phase 2 trial in patients with previously treated unresectable HCC (NCT03419897);

•Phase 2 trial in patients with locally advanced or metastatic urothelial bladder cancer (NCT04004221);

•Phase 3 trial comparing tislelizumab with chemotherapy as second-line treatment for patients with advanced esophageal squamous cell carcinoma (ESCC; NCT03430843);

•Phase 3 trial of tislelizumab in combination with chemotherapy as first-line treatment for patients with ESCC (NCT03783442);

•Phase 3 trial of tislelizumab versus placebo in combination with chemoradiotherapy in patients with localized ESCC (NCT03957590);

•Phase 3 trial of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment for patients with gastric cancer (NCT03777657);

•Phase 2 trial of tislelizumab in patients with relapsed or refractory cHL (NCT03209973);

•Phase 2 trial in patients with MSI-H/dMMR solid tumors (NCT03736889); and

•Phase 3 trial of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment in patients with nasopharyngeal cancer (NCT03924986).

BeiGene Oncology

BeiGene is committed to advancing best and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D team of approximately 2,300 colleagues dedicated to advancing more than 90 clinical trials involving more than 13,000 patients and healthy volunteers. Our expansive portfolio is directed by a predominantly internalized clinical development team supporting trials in more than 40 countries. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. The Company currently markets three medicines discovered and developed in our labs: BTK inhibitor BRUKINSA in the United States, China, Canada, and additional international markets; and non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab and PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen and Bristol Myers Squibb. We also plan to address greater areas of unmet need globally through our collaborations, including with Amgen, Bio-Thera, EUSA Pharma, Mirati Therapeutics, Seagen, and Zymeworks. BeiGene has also entered into a collaboration with Novartis Pharma AG granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are committed to expediting the development of our diverse pipeline of novel therapeutics through collaborations or our own internal capabilities, with the aspirational goal of radically improving access to medicines for two billion more people by 2030. BeiGene is a headquarter-less company by design, with a growing global team of approximately 6,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding data from the clinical trials of tislelizumab presented in this press release, the potential for tislelizumab to provide clinical benefit or advantages in safety and tolerability to patients, BeiGene's advancement, anticipated clinical development, regulatory milestones and commercialization of tislelizumab, and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

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